Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
ASNA - Q4 2013 Ascena Retail Group, Inc. Earnings Conference Call

EVENT DATE/TIME: SEPTEMBER 24, 2013 / 08:30PM GMT

OVERVIEW:
ASNA reported 4Q13 total net sales of $1.198b and adjusted net income from continuing operations of $56m or $0.34 per diluted share. Expects 2014 EPS to be $1.25-1.30.

1

JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Allison Townsend Ascena Retail Group Inc - ICR

David Jaffe Ascena Retail Group Inc - President and CEO

Dirk Montgomery Ascena Retail Group Inc - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Anna Andreeva Oppenheimer & Co. - Analyst

Edward Yruma KeyBanc Capital Markets - Analyst

Neely Tamminga Piper Jaffray & Co. - Analyst

Taposh Bari Goldman Sachs - Analyst

Oliver Chen Citigroup - Analyst

Brian Tunick JPMorgan Chase & Co. - Analyst

Unidentified Participant BB&T Capital Markets - Analyst

Steven Marotta CL King & Associates - Analyst

Mark Montagna Avondale Partners - Analyst

Susan Anderson FBR Capital Markets & Co. - Analyst

PRESENTATION

 Operator

Good day, my name is Jackie, and I will be your conference operator for today. At this time, I would like to welcome everybody to the Ascena Retail Group fourth quarter earnings conference call. I would now like to introduce Ms. Allison Townsend of ICR. Ms. Townsend, you may proceed.

Allison Townsend - Ascena Retail Group Inc - ICR

Thank you, Jackie, and good afternoon, everyone. Today's call is being recorded and will be available for replay later today. Information on accessing this replay is available in today's press release. As a matter of formality, we would like to remind participants that remarks made by management during the course of this call may contain forward-looking statements about the Company's results and plans. These are subject to risks and uncertainties that could cause the actual results and implementation of the Company's plans to vary materially.

These risks and uncertainties are referenced in today's press release, as well as in the Company's most recently filed Form 10-Q. Finally, in these remarks we refer to adjusted earnings which is a non-GAAP financial measure. A reconciliation of the non-GAAP measures we discuss today to GAAP measures are included in today's press release. I would now like to turn the conference call over to your host, Mr. David Jaffe, President and CEO. David?

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Allison. Good afternoon, and thank you for joining us to discuss our fiscal fourth quarter 2013 results and our outlook for 2014. We were pleased to see sales improve more than expected across all brands in our fourth quarter, despite the continued challenges of the external economic environment. Total comp sales for the fourth quarter were up 4%, reflecting a store comp increase of 2%, and E-commerce sales increases of 30%. All of our brands reported flat to positive total comps, driven predominantly by improved units per transaction. Lane Brian showed particularly strong improvement from the third quarter.

Adjusted earnings per share for the fourth quarter were $0.34, compared to $0.29 per share in the same quarter last year, driven primarily by a full quarter of Lane Bryant and Catherines results, versus only a partial quarter of last year. As we head into Fiscal 2014, we expect consumers to remain focused on durable goods and expenditures, creating pressure on many other discretionary spending segments, including apparel. In light of that, we have taken a conservative approach to our Fall plan. I would like to walk you through results for each of our five brands in a little more detail.

2

JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

At Justice, total comp sales were up 2% in the fourth quarter, with store comps up 1%, and E-commerce up15%. The store comp increase was driven primarily by average selling price increases, offset partially by transaction declines. With regard to specific categories, casual shorts, lifestyle and licensed apparel were stand-out performers. Fashion trends shifted away from casual skirts and camis, which lead to declines in these categories in Q4. Total Justice revenues were up 6% for the quarter, with comp gains supplemented by new store growth. We took the cadence of promotions up versus last year with a marketing strategy that continues to focus on communicating value, through both targeted loyalty programs and store-wide point-of-sale events.

Justice executed four additional point-of-sale events during the quarter, including three flash sale events, in which an additional 20% was offered on top of the 40% off the entire store promotion. We continue to be encouraged by our progress on the Brothers rollout, which was in 50 locations at the end of the fourth quarter, and in 81 locations in time for back-to-school. These locations have seen no decline in the girls business, and are generating promising incremental boys sales to date in the high single-digit range. We are continuing to rollout this brand, and expect to be in 150 locations by July 2014. We opened 14 new Justice stores including 1 in Canada and closed 4, ending the quarter with 971 stores versus 942 last year. The Justice expansion into Canada is progressing well, and we now have 40 -- sorry, 23 stores in Canada with additional openings planned in Fiscal 2014. On average, the Canadian locations are outperforming the US locations in terms of both sales and profit. In the first quarter, we plan to open approximately 23 stores, including 5 stores in Canada and close 7.

At Lane Bryant, fourth quarter total comp sales were up 9% to last year, with store comps up 6%, driven by increased conversion and transactions. E-commerce continued to be strong at 27% growth versus last year. Fourth quarter results reflected positive customer reaction to new merchandising depths, with reduced choice counts, and increased wear-now assortment, and a more customer-friendly approach to merchandising the floor to support outfitting. We saw strong performance in intimates, active and wear-to-work separates, driven in part by new product launches.

Lane Bryant continues to refine its promotional strategy toward category-focused promotions in place of store wide events, including a key item, a Lane Bryant style fix program that included a successful mobile opt-in. Lane Bryant also increased the focus of direct mail programs on key items and fashion, with 8 mailers versus 10 last year and an increased total circulation level. Lane Bryant's private label credit card penetration is now at 41%, up from prior year. We ended the season with a lower level of inventory compared to last year, driven by reduced all-season inventory that will enable an increase in the mix of fresher product assortments in the stores.

As we move into the Fall season, our strategy will be to keep inventory at low levels, which should drive continuing improvement in margins and inventory turns. Also in the fourth quarter, Lane Bryant welcomed its new Senior Vice President of Real Estate, Jeffrey [Presian], who has a wealth of specialty and big box retail experience. Jeffrey will lead real estate, store design, construction, and facilities functions. The Lane Bryant store count was 788 locations at the end of the quarter versus 805 last year. During the fourth quarter, we opened 12 stores and also closed 12. In the first quarter, we expect 11 new openings with 4 closures, as we improve the existing store base and selectively expand. We will also be testing fixturing and decor alternatives, as we continue our brand repositioning work.

Turning to maurices, total comp sales were up 3% for the quarter, driven by strong E-commerce growth of 50% and flat store comps. Cooler weather merchandise categories perform well in the quarter, including our woven tops in both missy and plus size as well as footwear. Underperforming categories included fashion knit tops plus dressy knits and studio wide tops. Sales growth for the quarter and the year were 8%, driven primarily by new store openings. With respect to marketing, we had an incremental mailer in Q4 versus last year with two mailers in the quarter. However, there is no bounce back program this year. Our Take 10 loyalty program continues to grow, and we have increased the size of our e-mail database to 3.4 million. Additionally, the penetration of our private label credit card increased over last year, and is approximately 38%.

Marketing strategies in 2014 will focus on improving content to elevate the fashion profile of the brand, increasing existing customer frequency, and developing an improved loyalty program that integrates with E-commerce. Our store base is now 877 locations at the end of the quarter versus 832 last year. During the fourth quarter, we opened 18 new stores including 2 in Canada and closed 3. The maurice's expansion into Canada is progressing well, and we now have 15 stores in Canada. We have continued new store growth potential in this brand, and new store results in 2013 were in line with our targets. 17 new store openings including an additional 4 stores in Canada and 2 store closings are planned for the fourth -- for the first quarter.

At dressbarn, total comp sales for the quarter were flat with a 2% decrease in store comps, which was an improvement over the prior two quarters. The E-commerce channel continued its impressive growth with a 54% increase for the quarter. Our dresses, outerwear and woven top categories all showed increased sales versus last year, reflecting better assortment and mix. Underperforming departments included knits, jewelry and accessories. Looking forward to Fall, we will be improving our presentation on the floor with reduced choice counts, increased focus on outfitting, and improved integration with marketing. We feel confident that our sweater assortment issues from last Fall have been addressed. We also made adjustments to the jewelry and accessory businesses including our new trend shop called Hot Spots.

3

JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

dressbarn continued to moderate inventory levels in light of negative store comps and manage receipts to below last year for the quarter, which was a major driver in improved margin rates and overall profitability over last year. We ended Q4 with inventory positioned conservatively for Fall, with carryover below historic levels and Fall receipts planned below last year. In response to customer insights, we increased our direct mail marketing cadence in Q4, adding one mailer this year. It was successful in driving incremental traffic, top line full price sales, and merchandise margin dollars during a traditionally heavy markdown period.

Our Blush Perks loyalty program continues to strengthen with 5.8 million customers enrolled to date. In addition, our private label credit card market share is now at 29% of sales. The dressbarn store count is at 826 locations at the end of the quarter versus 827 last year. During the fourth quarter, we opened 5 and closed 12 stores. For the first quarter, we plan to open 32 and close 7, as we continue to optimize the store base via relocations and selective new openings. Finally, our search to find a successor for our retiring Chief Merchandising Officer is well under way, and we hope to have an announcement on key successors soon.

At Catherines, it continued its strong performance with total comp sales growth of 13%, with store comp sales of 12%, and 24% growth in E-commerce sales. Casual wovens, knits, and denim merchandise categories continued to perform well this quarter. In terms of full-year performance, Catherines showed significant improvement with full-year Fiscal 2013 store comp sales of 8%, and strong improvement in margins and operating group income. The Catherines marketing program was largely unchanged versus last year, and stayed focus on frequent mailers, 10 this year and last. We added an incremental Catherines cash bounce back event this year, which was successful at generating increased sales. The penetration of our private label credit card has increased to 42%.

During the fourth quarter, we consolidated Catherines team into the former Charming Shoppes corporate offices, which allowed us to reduce total office occupancy costs in Bensalem, while improving the work environment for the team. The Catherines store count is at 397 locations at the end of the quarter, versus 422 last year. During the fourth quarter, we closed 5 underperforming stores. Catherines will continue to trim its fleet in 2014, closing approximately 10 underperforming units in the first quarter.

To recap our total results for Q4, we drove moderate sales growth against a back drop of increasingly challenging macro conditions. We ended the year with our inventory levels appropriately positioned for Fall, and also made progress on longer reaching strategic priorities to serve as a platform for growth in 2014 and beyond. Now Dirk will provide an update on financial highlights.

Dirk Montgomery - Ascena Retail Group Inc - EVP, CFO

Thank you, David, and good afternoon, everyone. Before reviewing our fourth quarter results, it is important to note that this year's quarterly earnings include certain restructuring and transaction costs related to the Charming acquisition, as well as certain charges related to the extinguishment of debt and accelerated depreciation. We believe these costs are not indicative of ongoing operations, or informative for period to period comparisons. The results discussed on this call have been adjusted to exclude those items, which are described more fully in our press release. In addition, my comments on last year's quarterly results have been adjusted to include the full quarter of Lane Bryant, Catherines, and Charming Shoppes overhead costs for comparison purposes, unless otherwise noted. As I review the highlights for the fourth quarter, I will note that the strength of the results versus our guidance had three sources, sales slightly better than expected, operating expenses were lower versus expectations primarily due to the deferral of some discretionary items, and taxes were much lower than expected as a result of some significant, discrete items that were primarily one-time in nature.

Total quarterly net sales increased 27% to $1.198 billion. Lane Bryant and Catherines accounted for substantially all of the sales growth versus last year, due to only partial results for those brands reported in 2012. As David mentioned, comp store sale results for the quarter were above our expectations, despite the continued challenging economic environment. Due primarily to units per transaction, store comps were up 2%. In terms of sales by region, all regions had positive comps except for the Northeast which was flat. Our E-commerce business continued to be strong, increasing 30% year-over-year to $103 million with lots of future growth opportunity. On a combined basis, total comp sales increased 4%.

Moving down the income statement, gross margin was $672 million or 56.1% of sales. This compares to last year's adjusted gross margin of $617 million or 54.5% of sales. The 160 basis point improvement was largely due to lower markdown requirements, most notably at dressbarn and Catherines. Total Q4 buying, occupancy and distribution costs were $209 million or 17.5% of sales, compared to last year of $193 million or 17.1%, reflecting deleverage due to increases in store occupancy and store comp sales increases below our tipping point.

Total SG&A was $336 million or 28% of sales. This compares to last year's $316 million or 27.9% of sales. As I mentioned, this was lower than our expectations primarily due to the deferral of some discretionary items. While we pick those up in the New Year, the deferral created between $0.02 and $0.03 of EPS favorability against our guidance for the fourth quarter. Adjusted operating income increased to $87 million or 7.3% of sales. This compares to $70 million or 6.1% of sales last year.

4

JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Adjusted Q4 operating income results by brand, fully loaded for corporate overhead costs were as follows. Justice's operating income decreased 17% year-over-year to $20 million or 6.6% of sales. This compares to prior year Q4 operating income of $24 million or 8.4% of sales. The decrease was mainly due to increased promotions driven by a more challenging environment. Lane Bryant came in with operating income of $3 million compared to $0 in Q4 of last year. Improvements in gross margin and leverage on depreciation expense drove the increase.

Maurice's operating income increased 5% versus last year to over $15 million or 7.1% of sales. The income growth was driven by strong E-commerce growth, slight improvement in gross margin rate and new store contribution, offset partially by operating expense deleverage. dressbarn came in with operating income of $41 million or 14.3% of sales, compared to prior year Q4 income of $31 million or 10.8% of sales. The increase was driven by improved gross margin rates due to lower markdown reserve requirements and tightened inventory control. Catherines operating income was $7 million or 8.2% of sales, compared to an operating loss of $1 million or 1.2% in the prior year reflecting very strong overall performance for the quarter.

The Company's effective income tax rate for the fourth quarter was 32.6%, well below our guidance assumption of 38%. That difference translated to approximately $0.04 of EPS favorability for the quarter versus our guidance. We had a number of favorable discrete items, the largest being a one-time favorable settlement on an Ohio tax issue. Adjusted net income from continuing operations increased 19% to $56 million or $0.34 per diluted share. This compares to last year's adjusted net income of $47 million or $0.29 per diluted share. As I noted previously, discrete largely one-time tax items accounted for roughly $0.04 of EPS in the fourth quarter, and expense deferrals accounted for another $0.03 per share, compared to the assumptions in our guidance.

Turning to the balance sheet, we ended the quarter with 188 -- $189 million in cash and cash equivalents. Of this amount, approximately $140 million is overseas. We ended the quarter with long-term debt of $136 million, a $20 million reduction from the prior quarter. Total inventory at cost was $541 million at the close of Q4, up only 1% versus last year, or roughly $7 million. We adjusted promotional and clearance plans in the fourth quarter to position ourselves for a clean inventory position going into Fall, and have planned Fall inventory levels conservatively. CapEx for the year was approximately $290 million which includes investments in the major multi-year projects we noted previously, including the centralized distribution facilities, and the ongoing IT transformation. In terms of unit development, we ended the year with 193 openings and approximately 162 closings.

I would now like to provide some thoughts on our guidance for 2014. We expect to see a continued challenging environment due to consumer spending patterns away from apparel. At the same time, we believe that our brands are well-positioned competitively for that environment. We hope to see revenue growth reach the milestone of approximately $5 billion in sales this coming year. Our EPS guidance for 2014 is $1.25 to $1.30 per share. Our guidance is built on the following top line assumptions for the year, low single-digit total comp growth, and net new store growth in the range of 55 to 75 units.

In terms of margin and expense rate assumptions built into the guidance, the range we provided is based on the following assumptions, gross margin rate of flat to up 30 basis points versus 2013, with improvement from merchandising somewhat offset by what we believe will be a more promotional external environment in 2014. Operating expenses as a percentage of sales are expected to be roughly flat versus 2013, as we balance gradual elimination of redundancies with resource builds to improve capabilities to drive top line growth in areas such as E-commerce. Combined with reasonable revenue growth, we expect to generate operating expense leverage in 2015 and beyond.

Operating income as a percentage of sales is expected to be flat to up 30 basis points versus 2013, driven by gross margin improvement and flat OpEx expense rates. Our effective tax rate assumption for the year is 39%. This is a 300 basis point increase in the effective tax rate versus 2013, and a significant factor in our relatively muted profit growth versus reported 2013 results. Regarding our sales trends in fiscal 2014 thus far, season to date total comps are up low single-digits, and back-to-school selling period margins were challenged by an increased promotional environment.

In terms of CapEx, we expect to spend $400 million to $450 million in 2014 on new store development and major transformational projects. Approximately half of the total spending in 2014 relates to a continuation of those large transformational projects, including the DC consolidation and build-out, IT transformation, and office investments in Mahwah, Duluth and Columbus. Beyond 2014 as the major projects are completed, we expect CapEx to reduce to lower levels.

We noted last Fall that we anticipated significant long range overhead savings potential, as a result of the Charming acquisition and synergy initiatives. Our current estimate for the savings potential for those initiatives is $95 million or more at full implementation. We feel confident that we will reach this total potential savings over the next three years. In 2014, we anticipate achieving combined overhead and synergy savings of $18 million or more for the year. Those savings are incorporated in the guidance I provided. As we fully implement our DC consolidation and other major initiatives, we expect savings to accelerate significantly in 2015. We will provide a more detailed overview of the longer range plans on synergy and overhead savings at our annual Investor Day on October 9 in New York.

Just a few final notes. We have multiple factors at play that will lead to higher EPS growth in the second half of fiscal 2014 versus the first half. The total overhead and synergy savings that I mentioned will accelerate over the course of the year, with a majority of the savings coming in the second half of the year. In addition, the impact of new hires and redundant overhead expense is expected to be higher versus last year in the first half. In addition, within the first half of fiscal 2014, we expect to have much stronger profit growth in Q2 versus Q1, due to easy comparisons against a tough holiday and poor weather last year, as well as differences created by a shift in timing of required markdowns at the Charming Shoppes brands.

5

JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Regarding ongoing sales reporting. Due to the blurring of sales by channel between brick-and-mortar and E-commerce, we will be evolving our sales reporting in 2014. We will report total comparable sales only for each brand, as it is becoming increasingly difficult to separate E-commerce and brick-and-mortar sales. We will be breaking down E-commerce from brick-and-mortar sales at the total Ascena level. That concludes my financial comments, and I will now turn it back to David.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Dirk. As we look forward to 2014 and beyond, we feel very good about our ability to achieve sustainable top line and bottom line growth. We feel that our brands continue to be well-positioned in this environment to increase market share, based on our unique combination of fashionable merchandise service and value, and pushing to improve each of these attributes in the year ahead. In terms of operating margin improvement as Dick mentioned, we remain confident in achieving the combined long range synergy and overhead savings targets, and expect further margin improvement over time from the impact of improved merchandising.

Our leadership team shares a compelling vision for the future, and is looking forward to growing the business and achieving that vision, while generating superior, long-term shareholder returns. Our brands and shared services leaders are all looking forward to meeting with you, and providing a more detailed update on our growth plans at our annual Investor Day in a few weeks. Thank you. And I would now like to open up the call to your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

And your first question comes from the line of Anna Andreeva with Oppenheimer. Please proceed.

Anna Andreeva - Oppenheimer & Co. - Analyst

Great. Thanks so much, and congrats on a solid end to the year.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Anna.

Anna Andreeva - Oppenheimer & Co. - Analyst

I had a couple questions. First, I was hoping you could talk about comp progression. During the fourth quarter, I believe you guided for flat comps in June and July. How did that come in versus your expectations? The second question, on Justice operating margins. Just wanted to double check, is there anything one-time in that roughly 400 basis points of decline? I think you talked about four additional POS events during the quarter. So just kind of trying to understand the magnitude of the decline, and how should we think about Justice's operating margins going forward? And then finally, cash building on the balance sheet and the debt levels coming down, maybe talk about some of those priorities for cash, as you pay down the debt?

David Jaffe - Ascena Retail Group Inc - President and CEO

Okay. Well, I think that I got all those down. I will start with the last one, and work my way back, and then turn it over to Dick to add to it. First, I would say our first priority, Anna, is to pay off our debt. And as you heard, we are down considerably since just over a year ago, when we closed on the transaction. And we think that we will be able to make a big dent in it this year as well, even with the significant CapEx we are doing. So that would be number one. I would also say though that we have always been opportunistic in our share repurchases. So that is always a possibility. And at this level of debt with our revolver capacity, we would certainly always keep that, we have an open commitment from the Board. So that is always a possibility.

6

JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Beyond that though, we are not going to start a dividend. We have talked about that many times. And I will just hopefully pre-empt some questions saying, we are not looking at any acquisitions, and have no intention to, until we get these businesses operating on a firmer keel, and we have these major transformational projects are complete and running smoothly. And so, that could be two years or more, but that certainly, the acquisition is certainly not on the horizon.

Turning to Justice, as we mentioned it was a tough back-to-school. That fourth quarter was the very beginning of it. And so, operating margins were hit because of the incremental Flash sale. As you may remember from earlier calls, the Flash sale is incremental 20%. And so, what we found is that the rate gets hurt, but what we are able to do is generate more dollars. So we saw a little bit of an impact on the margin. There were no significant one-time expenses, except the typical clearance as we roll out of Spring into back-to-school. And there may -- there was probably a little bit more activity in the clearance this year than in last year, but not dramatic. And I am going to turn it over to Dirk to talk about the comp progression.

Dirk Montgomery - Ascena Retail Group Inc - EVP, CFO

Sure. To speak to the comp progression, as we mentioned I think publicly on our last call, we were off to a strong start in May. May comps were in the higher end of low single-digits. And then June and July actually were positive, both in terms of brick-and-mortar and E-commerce. So we had certainly had a deceleration from May into June and July, but we maintained positive comps through all three months. And at a general level, mall traffic, at least based on the information that we get, apparel mall traffic had a pretty similar pattern. Mall traffic actually was much lower in June and July than in May.

Anna Andreeva - Oppenheimer & Co. - Analyst

Good. That's all, thanks.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Anna.

Operator

And your next question comes from the line of Edward Yruma with KeyBanc Capital Markets. Please proceed.

Edward Yruma - KeyBanc Capital Markets - Analyst

Hi, congrats on a solid quarter, and thanks for taking my question.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Ed.

Edward Yruma - KeyBanc Capital Markets - Analyst

Just a quick follow-up on the previous question on Justice. I guess I am just trying to drill in. Obviously, you were being reactive to a very promotional back-to-school environment. But as we think about the Justice model going forward, 40% off which has obviously been a mainstay of your promotional strategy. I guess, could you give us an update or insight into some of the tests that you might be running, and whether Justice will have a more flexible promotional strategy going forward?

7

JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

I don't want to steal any thunder from the Justice leadership team that is going to be presenting in two weeks. So I will just say that they have been and will continue to test alternate programs, including the Flash sale which has been successful to look for other tools. And we will have some discussion about the success of the Flash sales, and some of the other things that they are testing at the Investor Day, if I can defer until then.

Edward Yruma - KeyBanc Capital Markets - Analyst

Great. And just some quick questions about the guidance you provided. You pointed to I believe, gross margins up flat to 30 basis points. Obviously, you are lapping some easy compares, as you had some sweater issues. How do we think about other potential drivers on the gross margin front, as well as you indicated that obviously promotions have been fairly heavy, at least early in the fiscal year? Do you expect those promotions to abate as the year progresses? Thank you.

Dirk Montgomery - Ascena Retail Group Inc - EVP, CFO

Well, we have seen a -- as I think everyone on the phone probably knows, a pretty heavy, a heavier promotional environment in back-to-school than we saw the year before. Don't know how promotional things are going to be, the balance of the year. I think your question gets to, where do we see improvement in the gross margin rate? And I would say that it is, one item that you mentioned which is we are up against fairly low margins at various points in 2013, because of the tough year that we had both at holiday, and then in some portions of Spring. And I think we also believe that the improvement in merchandising is going to help us reduce markdowns by higher initial sell-through, as we improve our merchandising strategies.

Edward Yruma - KeyBanc Capital Markets - Analyst

Great. Thanks so much.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Ed.

Operator

And your next question comes from the line of Neely Tamminga with Piper Jaffrey. Please proceed.

Neely Tamminga - Piper Jaffray & Co. - Analyst

Great. Good afternoon, and let me just add my congratulations in navigating a very tough environment out there, David.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Neely.

Neely Tamminga - Piper Jaffray & Co. - Analyst

So I just want to ask a little bit more about Lane Bryant. It just looks like they have been making really nice head way on this brand. And that is obviously due to the group of brands that you did acquire from last year, David. How are you feeling about how we continue into Fall for that division specifically, especially as we are looking and seeing more [blended] influence being more fully realized throughout the Fall season? Just wondering how you are feeling about that, both from an opportunity in sales and marketing? And then I will have one follow-up, thanks.

8

JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

Sure. Well, I think Linda has really made a terrific impact and she has helped galvanize the team over her vision, which is really to give the customer what she wants. So we saw as early as the fourth quarter -- I mean you saw the results. And certainly you can't point all of that to Linda, but certainly a lot of it was. And she has been going after all aspects of the business, whether it is merchandise or promotional cadence, or working with her team to develop higher levels of service or customer engagement, et cetera. So I am feeling very good about the brand.

They are really working on developing a more focused fashion direction to appeal to her. And at the same time, trying to have kind of a coordinated look at addressing that customer whether it is through service, through marketing, online, et cetera, et cetera. And I think they are making really good progress. And as I look out, I think that brand is going to continue to grow and develop both top line and bottom line. There may be some bumps along the way, but I really think they are on the right path. And I am excited for Linda to be at the Investor Day in two weeks, and be able to meet all of you and talk about her vision.

Neely Tamminga - Piper Jaffray & Co. - Analyst

Thank you for that. And just a few housekeeping here on the modeling, Dirk, if you could help us out. I just want to clarify. So the guidance and the season to date comp numbers that you have offered, I want to confirm that you in fact include E-commerce?

Dirk Montgomery - Ascena Retail Group Inc - EVP, CFO

That is correct, Neely.

Neely Tamminga - Piper Jaffray & Co. - Analyst

Okay. And then --

Dirk Montgomery - Ascena Retail Group Inc - EVP, CFO

So total comps, yes.

Neely Tamminga - Piper Jaffray & Co. - Analyst

Okay. And then in terms of the implication on some of the EPS -- thank you for giving us the high level on the EPS number. But I just want to make sure, are we walking away with the belief here that Q1 EPS could actually be down to last year, but the first half actually maybe being flattish? But really the bulk of the growth that you have just guided to, really coming in the second half, as you get the bulk of the synergies? Is that kind of the high level summary that we should be thinking about?

Dirk Montgomery - Ascena Retail Group Inc - EVP, CFO

Sure. Well, so -- we are -- our policy has always been to not give quarterly EPS guidance. We do think that the two factors, that if you just look at how our trends going to be first quarter versus second quarter. Obviously, we expect a much better second quarter, in the first half than first quarter, because we are up against a pretty challenging LY. And also I mentioned a shift in markdown timing. Those two factors are actually going to lead to a much stronger Q2 versus Q1.

Neely Tamminga - Piper Jaffray & Co. - Analyst

Thank you very much.

Dirk Montgomery - Ascena Retail Group Inc - EVP, CFO

I can -- and I will provide some additional color on the specifics on the impact of those items when we have our follow-up calls.

9

JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Neely Tamminga - Piper Jaffray & Co. - Analyst

Great. Thank you so much, Dirk. Good luck to you.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks.

Operator

And your next question comes from the line of Taposh Bari with Goldman Sachs. Please proceed.

Taposh Bari - Goldman Sachs - Analyst

Hi there, good afternoon.

David Jaffe - Ascena Retail Group Inc - President and CEO

Hi, Taposh.

Taposh Bari - Goldman Sachs - Analyst

Hi, Dirk, I just wanted to clarify the Justice EBIT margins for the quarter. So the press release thinks that [$14 million and change] of EBIT, but you said $20 million in your prepared remarks. Did I hear that correctly?

Dirk Montgomery - Ascena Retail Group Inc - EVP, CFO

Let me check.

David Jaffe - Ascena Retail Group Inc - President and CEO

So another question while he is checking?

Taposh Bari - Goldman Sachs - Analyst

Yes, the other question would be -- so you had guided to -- prior to this quarter, going back to last year's Analyst Day, you had guided to about $20 million of cost reductions in 2014, plus brand synergies of about $40 million at the mid point over the course of '14 and '15. So it sounded like at least $20 million of that total accretion. And now you are saying $18 million in total. So just trying to get a better sense of what has changed? It looks like some of those opportunities are being pushed out. Just wanted to get a better sense of what is happening there?

David Jaffe - Ascena Retail Group Inc - President and CEO

I will let Dirk pick this up, but I just think that we are -- maybe there is a misperception. I believe the number wasn't the $20 million plus the $40 million that we threw out there. So we may need to kind of level set on that. We are a little bit behind on the timing. But as you heard, we increased the total from $90 million to $95 million. So just some of these projects got a little bit bigger, because instead of just being a Charming integration project, it became Ascena transformation project. So it ended up involving -- some of these things involving all five brands, and not just the two new brands. And that may be some of the reasons that there was a little bit of a delay. But again I just want to emphasize that we are confirming, not the $90 million but actually $95 million. So the detail on the timing of the 2014 savings, I will let you pick up with Dirk on your follow-up call.

10

JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Taposh Bari - Goldman Sachs - Analyst

Okay.

Dirk Montgomery - Ascena Retail Group Inc - EVP, CFO

And Taposh, I will follow-up with you offline on the discrepancy. I am seeing $20 million in a couple sources that I have, in terms of Justice's operating income. So we will -- we can work that on the follow-up call.

Taposh Bari - Goldman Sachs - Analyst

Okay. And then just a quick follow-up I had, just looking at segment operating margins for Catherines. It looks like about 8% for the fourth quarter, and Lane Bryant closer to 1%. I think they are both coming off of a similar starting point, if you go back to a year ago from the slides that you provided at your Analyst Day last year. So it looks like -- I guess the question I am trying to ask, is structurally because I think they are comparable businesses, is there any reason why Lane Bryant's margins one day in the fourth quarter shouldn't be closer to where Catherines were this quarter?

David Jaffe - Ascena Retail Group Inc - President and CEO

No. They should be. It is not going to happen tomorrow. But yes, I think we are all aware their margins are not where they need to be, and that is part of the opportunity and we will -- I mean, there is some funny things going on as Dirk mentioned about the markdown timing, the required markdowns -- and again, it is a little technical, I will let Dirk get into it. But in general, I think if we take the operating margins of both those businesses, as well as dressbarn business, and we feel that those margins have significant room to grow. And while we acknowledge that it is not going to happen in a year, we still believe that those businesses, as well as frankly, Justice and Lane Bryant, have rooms to expand. And we will be talking -- and we will let each brand talk more about that, in a couple weeks at the Investor Day.

Taposh Bari - Goldman Sachs - Analyst

All right. Thanks a lot and good luck.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thank you.

Operator

And your next question comes from the line of Oliver Chen with Citibank. Please proceed.

Oliver Chen - Citigroup - Analyst

Hi. Thanks for all of the details. Regarding the low single-digit comp run rate currently, could you give us a rough sense of how that is shaking out amongst your concepts, if there is a pretty wide disparity or not? And then also, I just had a broader question, in terms of where you see which concept has the most opportunity to make the product better? And if you had comments on the journey to become more vertically integrated at some of your concepts, as you look to source less from other people? Thanks.

11

JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

Sure. So the comps by brand were actually very tightly clustered. On a total comp basis, nobody was negative, and sorry, the season to date. And the biggest number was still mid single-digits. So it is really fairly tight, which I am pleased about. And then your second question about product enhancements, I think as we said before, the dressbarn and maurice's businesses are in a transformational period now, where they are developing the ability to design products internally. And that product development capability is something that Justice, Lane Bryant and Catherines are already doing a great job with. So I think those are the two biggest opportunities, and we have already seen that begin to happen. As an example, the maurice's business sourced 8% of its product last year directly through our Ascena global sourcing arm, and we expect that number to increase significantly next year. And dressbarn is probably a year or two behind maurice's, as they ramp up and develop their talent in that capacity.

Oliver Chen - Citigroup - Analyst

Thank you. And just as a follow-up as we do enter this consumer environment with the durable spending and heightened promotional environment, what are we going to notice in the stores? Are there going to be different strategies, in terms of trying to gain consistency in light of this mixed consumer picture?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, I -- we are certainly not going to do anything consistent among the brands. Each brand has their own promotional strategy and cadence. And I think that is reflective of their focus on their customer, and it's very different. But I don't think that you are going to see anything dramatic, Oliver, that is going to change our business model. You may see an incremental mailer. If business gets tough, you might see an extra promotion or what have you, but we are fairly -- if you heard Dirk earlier -- we are fairly tightly controlled on inventory. We are not particularly concerned about how tough things can be, because we have gone in with a very conservative plan. And we have got Plan Bs in our back pocket to promote or do extra marketing, whatever, if things come in tighter, if business comes a little bit more difficult than that.

Oliver Chen - Citigroup - Analyst

Okay, thank you. And you gave lots of great detail on how we should think about the cadence. But on the comp side, will things get better as the year goes on, or do you think it is more prudent to maintain a conservative posture?

David Jaffe - Ascena Retail Group Inc - President and CEO

Can I just say, from your lips to somebody's ears, it would be great if we could just hope that comps will get better. But obviously hope is not a strategy, and we planned it conservative. And if it gets better, that would be great. And we can certainly, in all of our brands we can chase the business right up to a very strong comp. So we are I think really well-positioned for what we think is going to be a challenging Fall. And we continue evaluate and look at our inventory levels, as we get a better perspective on the business and our projections for the Spring.

Oliver Chen - Citigroup - Analyst

Thanks a lot. Best regards.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thank, Oliver.

Operator

And your next question comes from the line of Brian Tunick with JPMorgan. Please proceed.

12

JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Brian Tunick - JPMorgan Chase & Co. - Analyst

Great, thanks. Afternoon.

David Jaffe - Ascena Retail Group Inc - President and CEO

Hi, Brian.

Brian Tunick - JPMorgan Chase & Co. - Analyst

So two questions. One, maybe for Dirk. On the flattish EBIT margins for 2014. I mean, our assumption is that you are probably hoping that Lane Bryant and dressbarn have expanded operating margins, given the problems in 2013. So what are your assumptions for Justice or maurice's operating margins for 2014? And then a couple of questions on Lane Bryant, and obviously, we will get more at the Analyst day, but wondering if you can talk about mall versus off the mall comp differences? Update us on the progress on the real estate transformation? And also, I think last quarter, you mentioned you were doing a survey on the Lane Bryant shopper. So just curious what you may have found out from that? Thanks very much.

David Jaffe - Ascena Retail Group Inc - President and CEO

Sure. I will start and turn it back to Dirk on the operating margins. The survey is not quite complete. We are hoping to have it available for October 9. So Linda, if you are listening, you know your homework for the next two weeks. The real estate at Lane Bryant is a little bit more nuanced, than perhaps the knee-jerk response we had a year ago, which was oh, let's move out of malls into strips. So to that end, as I mentioned, Jeffrey [Peresian] has joined us. He is a terrific guy that really understands this business. And he is taking a very analytical approach to thinking through what the right strategy is by market, and not just making some blanket statements, that okay, we are going to be out of all malls into strips.

We are really looking at it on a case-by-case -- I just spoke to them, actually they have just came back from St. Louis, and saw some things that they didn't like. And I think they are going to be doing that market by market to make sure that we have the best real estate for our customer in that market. So this is going to be a long process. We are not rushing to close stores or to open stores willy-nilly. And I think that as we go forward, we will keep giving you an update as we learn more. But in concept, it is very simple. Let's be convenient to where our customer wants to shop us.

Dirk Montgomery - Ascena Retail Group Inc - EVP, CFO

Yes, and in terms of margins, we are expecting margin improvement at Lane Bryant and dressbarn in '14 relative to '13. They represent just under 40% of the total mix. The other thing to bear in mind is, that there were at least a couple quarters where both of those brands actually had pretty solid margins. So it is not as if they are going to get a full year benefit of significant improvement in margins. So when you weigh all that out, it actually comes out to about this flat to up 30 basis points improvement. But certainly, Lane Bryant and dressbarn are the two brands that we expect to have the most margin improvement from. And the rest of the brands, we aren't expecting declines per se, but probably flattish.

Brian Tunick - JPMorgan Chase & Co. - Analyst

Okay. Finally, and lastly, on Hurricane Sandy, can you maybe give us some idea of what kind of impact that may have had to your business or supply chain?

David Jaffe - Ascena Retail Group Inc - President and CEO

On the supply chain, really none. We are fortunate in that regard. It may have slowed down a few shipments by a week, but nothing dramatic. It really hit dressbarn the hardest. It has the highest concentration of outdoor or strip northeastern stores. And then, maybe Lane Bryant was a distant second, and a couple of Justice stores. But we really felt it the most at dressbarn, and Dirk is sitting there calculating quickly what we think the impact was.

13

JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Dirk Montgomery - Ascena Retail Group Inc - EVP, CFO

Yes. So the impact in total for the Company, and it is always difficult to estimate weather impact. But it was somewhere between $8 million and $12 million, as best we could tell in the second quarter.

Brian Tunick - JPMorgan Chase & Co. - Analyst

Terrific. Thanks so much, and good luck.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Brian.

Operator

And your next question comes from the line of Scott Krasik with BB&T Capital Markets. Please proceed.

Unidentified Participant - BB&T Capital Markets - Analyst

Hi, this is Kelly for Scott. Thanks for taking my question.

David Jaffe - Ascena Retail Group Inc - President and CEO

Sure.

Unidentified Participant - BB&T Capital Markets - Analyst

David, could you just comment on the competitive landscape in the missy category, given the weakness with the consumer? Are you seeing a value consumer trade down at this point? And could you also just comment on the market share position for dressbarn at this point, and how you plan to protect that?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, I will tell you, it is competitive as all hell right now, in all of our segments. It is, think that it is not a shrinking pie. The pie is certainly not getting any bigger. And you have got challenges from people, big box, big guns like JCPenny -- and I don't need to tell you. I am sure you know a lot more about it than I do. But that is certainly an issue we are watching carefully. And then surrounding JCPenny, you have got the Kohl's of the world. And then the big discounters like the Targets and Wal-Marts, that while we might argue aren't overlapping with our business.

If any of you saw the Emmy Awards, Target had like seemingly an ad every break with all fashion. And they were great ads, and their product looked terrific, so I think the competition is getting tougher. I guess I seem to say that every year. And I think that what we have to do at dressbarn, as well as at our other brands is fight back. And I believe the best way to fight back is to offer compelling products at fair prices. So we are not looking to be the cheapest, but we are looking to have great fashion that is geared to our customer. And give it to her in an environment that is comfortable and highly service-oriented. And that is what has been successful. It has been our model, and I think it will continue to work for us.

Unidentified Participant - BB&T Capital Markets - Analyst

Okay. And then just switching gears to Justice. This question has been asked in a different way. But I believe you are anniversarying the Flash sale this Columbus day weekend. Are there particular strategies in place to offset that, to drive incremental sales going forward at Justice?

14

JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, initially you will find that the time of the sale event will be lengthened. So because it is a two day event, I believe, we will make it a four day event, and that will help I think get us some incremental sales, and continue to help us hold on to our market share. And as we go forward, as I said earlier, Justice continues to test other types of promos to see what is going to work, or what is going to resonate most effectively with our customer.

Unidentified Participant - BB&T Capital Markets - Analyst

Okay. And just my last question is, the Justice operating margins. When you are looking at it longer term, and obviously, we see some impact from these additional Flash sales. But are there any offsets to that Flash sale reinvestment that we should consider?

David Jaffe - Ascena Retail Group Inc - President and CEO

I am not sure I follow you. Let me just say that the Flash sale does impact rate, but it is more than offset by incremental dollars. So not sure that answers your question.

Unidentified Participant - BB&T Capital Markets - Analyst

It does -- I mean, it was just in terms of margin, but I will take that offline with you.

David Jaffe - Ascena Retail Group Inc - President and CEO

Okay, sounds good.

Unidentified Participant - BB&T Capital Markets - Analyst

Thank you very much.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thank you.

Operator

Your next question comes from the line of Steve Marotta with CL King Associates. Please proceed.

Steven Marotta - CL King & Associates - Analyst

Good evening, everyone. David, I have a question on the fourth quarter, and the delta off of what guidance was? I believe you mentioned that sales were a little bit better. There was $0.03 in SG&A. There was $0.04 in taxes. As I read it, from mid point to actual, it was about $0.125. Was there an additional chunk in gross margin as well?

David Jaffe - Ascena Retail Group Inc - President and CEO

Hi. No, not other than what was driven through sales. We didn't necessarily have a higher gross margin rate than we had expected. But relative to our guidance assumptions, we did have slightly better sales.

15

JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Steven Marotta - CL King & Associates - Analyst

So gross margin dollars were better, is what you are saying than expected?

David Jaffe - Ascena Retail Group Inc - President and CEO

Correct.

Steven Marotta - CL King & Associates - Analyst

Got you. And Dirk, if you mentioned this, forgive me. I missed it. The $0.03 in SG&A was specifically, what expense, and will that be wholly captured in the first quarter?

Dirk Montgomery - Ascena Retail Group Inc - EVP, CFO

Not necessarily in the first quarter. We had a number of expenses in categories such as new hires, professional fees for consulting expenses that we chose to defer into the first quarter. By and large, the expense favorability that we saw in the fourth quarter was essentially moved into our 2014 guidance. So it was kind of a one-time benefit. And we were just working to try to tighten the expense controls, and really be thoughtful about adding those incremental expenses.

Steven Marotta - CL King & Associates - Analyst

So some will be captured in Q1, but not wholly?

Dirk Montgomery - Ascena Retail Group Inc - EVP, CFO

Correct. Some will actually be spread over the course of 2014.

Steven Marotta - CL King & Associates - Analyst

Got you. That's helpful. Thank you very much.

Operator

And your next question comes from the line of Mark Montagna with Avondale Partners. Please proceed.

Mark Montagna - Avondale Partners - Analyst

Hi, good afternoon. A question regarding Lane Bryant. When can we expect to see Linda's full influence, given the time lapse with supply chains? And do you think that Lane Bryant has corrected their sweater issue of last Fall? And then, just referring to Justice, wanted to know how many times -- I think you did one or two price increases in fiscal year '13. I just wanted to verify that. And then lastly, just on quarter-to-date back-to-school margins, Dirk, you had mentioned some challenges there. Are those challenges all related to Justice, or is some of that related also to maurice's?

Dirk Montgomery - Ascena Retail Group Inc - EVP, CFO

So just Justice. maurice has -- got -- more -- a little bit of a back-to-school business, of course, but not nearly the same extent. The price increases that Justice took, it was more -- there were two price increases taken, and those are now basically done. Some of the product that was increased last year was done over the Summer. And so the early Fall deliveries, some of that had the last remnants of the price increase. But it is kind of maybe one, overall for the Fall, maybe it is a 1% impact. So it is pretty minimal.

16

JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

And then, and with respect to Linda, I think that it is kind of a continuum. And she has already had an impact, and you will see more and more of it. And I think that's -- holiday she would certainly feel she is putting her thumbprint on. But I don't think she really owned the product completely until Spring. Because at that point, she will have been here. She would have been in kind of the soup to nuts, from the trend to the concepting, to the development. So I would say, she is definitely having an impact, had an impact in the fourth quarter, more so in the Fall, and then completely by Spring.

David Jaffe - Ascena Retail Group Inc - President and CEO

When you say completely by Spring, are you talking the beginning of the third quarter, or are you looking at more towards fourth quarter? I am going to go out -- Linda may kick me when she sees me --ut I am going to go out and say, the third fiscal quarter which was going to be -- call it the first deliveries. Not so much the early deliveries in November and December, but the first deliveries in the New Year.

Mark Montagna - Avondale Partners - Analyst

All right. Well, we will give her a chance to adjust that if she wants in a couple weeks.

David Jaffe - Ascena Retail Group Inc - President and CEO

Yes, okay. Well, she can correct when she sees you in two weeks.

Mark Montagna - Avondale Partners - Analyst

All right, thanks.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks.

Operator

Your next question comes from the line of Susan Anderson with FBR Capital Partners. Please proceed.

Susan Anderson - FBR Capital Markets & Co. - Analyst

Good evening, everyone. I was wondering if maybe you could just touch a little bit more on the dressbarn margins? They seem to be pretty decent this quarter. It seems like it is one of the high peaks, versus historically over the past several years. And also, should we kind of expect this going forward? Do you see the same benefits? And same with Justice, I guess, but on the other end, do you think that this base that we are seeing this quarter is kind of like the new base for it?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, I think on dressbarn, as we said in the call, they had negative comps -- store comps. So a little disappointing, but they had wonderful inventory control. Just dramatically superior to where it had been in prior years, that enabled them to hold their margins. And that enabled them to get this nice pop in their operating margin. So very impressed with their performance in fourth quarter. It really drove their results in a quarter that wasn't up to snuff. So great job there.

And then on Justice, I think we have talked about how they had to do these Flash sales. I believe I mentioned that they did three. And the three had big impact on sales and dollars, but at the expense of margin rate. So not a surprise. And as I said earlier, they are testing different types of promos, and we will see where they come out. So we have been thoughtful in how we are planning their business for Fall, for the year, in terms of operating margin as i is impacted by these various promotions. So the key that we are focused on at Justice, is let's make sure we hold on to our market share, and let's make sure we continue to grow profitable sales. And love you to come to our Investor Day, and we can have you meet Mike, and get a little more detail beyond that if you are interested.

17

JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

Susan Anderson - FBR Capital Markets & Co. - Analyst

Okay. That is helpful. And then, just one more question, more I guess on modeling. The shift in the Charming Shoppes formats in terms of the promotions, is that all shifted from fourth quarter and first quarter, just verification on that? And then, also was it any other format? And then also, is there any guidance just on integration expenses for next year?

David Jaffe - Ascena Retail Group Inc - President and CEO

So the promo shift is ongoing, and it is promo by promo. So each one is going to stand on its own. But each one they are looking at, and the general trend is, as we mentioned is away from the storewide promos to the category specific promos. And that is going to be ongoing, but I don't want to say it's black and white like we are flipping a switch. I am sorry, I lost the second question.

Susan Anderson - FBR Capital Markets & Co. - Analyst

Just on any guidance on integration expenses for next year?

David Jaffe - Ascena Retail Group Inc - President and CEO

I thought we gave that?

Susan Anderson - FBR Capital Markets & Co. - Analyst

The one-time expenses? Oh, it is in there. Okay, I guess I missed it.

David Jaffe - Ascena Retail Group Inc - President and CEO

Okay, if it's not clear, just give Dirk a call afterwards.

Dirk Montgomery - Ascena Retail Group Inc - EVP, CFO

And we have got time, Susan, I will make sure we cover that in our follow on call.

Susan Anderson - FBR Capital Markets & Co. - Analyst

Sure, sounds good. Thanks a lot.

David Jaffe - Ascena Retail Group Inc - President and CEO

And operator, we will take one more question?

Operator

At this time, we have no further questions.

18

JUNE 05, 2013 / 08:30PM GMT, ASNA - Q3 2013 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, that' is just perfect then. All right. Thank you, everyone. And I hope we will see you in a few weeks at our Investor Day on October 9 in New York City, and I appreciate your interest and support. Have a good evening.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes the presentation. You may now disconnect, and have a great day.

Disclaimer

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2013 Thomson Reuters. All Rights Reserved.

19